Exhibit 99.1

FINISH LINE PROVIDES UPDATE ON GENESCO LITIGATION

INDIANAPOLIS, December 27, 2007 – The Finish Line, Inc. (NASDAQ: FINL) said that it is disappointed with the ruling issued today by the Chancery Court in Nashville, Tennessee, is studying the Court’s decision and is considering its options, including the possibility of an appeal.

The litigation concerning the commitment made by UBS Securities LLC and UBS Loan Finance LLC (collectively, “UBS”) to finance the Genesco transaction is pending in the United States District Court for the Southern District of New York.  In holding that The Finish Line is required to close the merger with Genesco Inc. (NYSE:GCO), the Nashville Court expressly reserved for determination by the New York Court whether the merged entity would be insolvent.  If the New York Court so holds, the merger will be halted.

Alan H. Cohen, Chief Executive Officer of The Finish Line said, “While the litigation proceeds, we are continuing to operate our business in the ordinary course and are focused on implementing our product and branding strategies.”

About The Finish Line
The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL.  The Company currently operates 701 Finish Line stores in 47 states and online and 96 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com.

Forward-Looking Statements
Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended).  Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements.  Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; costs and uncertainties relating to the Agreement and Plan of Merger between the Company and Genesco and the related litigation; and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACTS:
Investor Relations,
Kevin S. Wampler, Executive Vice President - CFO,
317-899-1022, ext 6914

Media Requests,
Elise Hasbrook, Corporate Communications Manager,
317-899-1022, ext 6827